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                               OPERATING AGREEMENT

                                       OF

                           ET SUB-VERNON COURT, L.L.C.

         This Operating Agreement of ET SUB-VERNON COURT, L.L.C. (this "Agreement"), dated as of October 23, 1998, is entered into by and between VERNON ALF, L.L.C., a Delaware limited liability company (the "Managing Member"), and ELDERTRUST OPERATING LIMITED PARTNERSHIP, a Delaware limited partnership, as the Class A Member (the "Class A Member") and ELDERTRUST OPERATING LIMITED PARTNERSHIP, a Delaware limited partnership, as the Class B Member (the "Class B Member").


                                R E C I T A L S:

         WHEREAS, the Company was formed under the Delaware Limited Liability Company Act, as amended (the "Act"), by the filing of a certificate of formation with the Secretary of State of the State of Delaware on July 16, 1998; and

         WHEREAS, the Members (as defined below) desire by this Agreement to set forth the rights and obligations of, the relationships among, and certain other provisions governing the conduct of the affairs of the Members and the Company; and

         WHEREAS, certain capitalized terms used herein shall have the meanings ascribed thereto in Article XIV.

         NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby covenant and agree as follows:


                                    ARTICLE I
                        ORGANIZATIONAL AND OTHER MATTERS

         SECTION 1.01. Formation; Admission. By its execution and delivery of this Agreement, each of the Members hereby ratifies the formation of the Company under the provisions of the Act pursuant to the filing of the Certificate of Formation with the Secretary of State of the State of Delaware and confirms its admission to the Company as one of the initial Members.

         SECTION 1.02. Name. The name of the Company shall be ET SUB-VERNON COURT, L.L.C. and the business of the Company shall be conducted under such name.

         SECTION 1.03. Principal Place of Business. The principal place of business and the principal office of the Company shall be located at 101 East State Street, Suite 101, Kennett Square, Pennsylvania 19348. The Company may have such other or additional offices, either within or without the State of Delaware, as the Managing Member shall deem advisable.

         SECTION 1.04. Registered Agent. The name of the Company's initial registered agent in the State of Delaware is Corporation Trust Center and the address of such registered agent is 1209 Orange Street, Wilmington, County of New Castle, Delaware. The Managing Member may change the registered agent of the Company from time to time.


                                   ARTICLE II
                               PURPOSE AND POWERS

         SECTION 2.01. Purpose of the Company. The sole purpose of the Company is to acquire, own, develop, mortgage, encumber, hypothecate, lease, sell, maintain, improve, alter, remodel, expand, manage, and otherwise operate and deal with all or part of (a) that certain assisted living facility known as Heritage at Vernon Court and located at 430 Centre Street, Newton, Massachusetts (the "Property"), including obtaining financing and refinancing for the above purposes, selling, or otherwise disposing of all or any part of the Property, and investing and reinvesting any funds held in reserve. Notwithstanding anything contained herein to the contrary, the Company shall not engage in any business, and it shall have no purpose unrelated to the Property and shall not acquire any real property or own assets other than those related to the Property or otherwise in furtherance of the purposes of the Company.

         SECTION 2.02. Powers of the Company. In order to carry out its purposes, the Company is empowered and authorized to engage in such acts and activities as may be required, in the reasonable judgment of the Managing Member, whose determination shall be conclusive, to carry out the foregoing purposes, including the power to enter into and perform its obligations under the Loan Documents (as defined below).

         SECTION 2.03 Right to Rely on Managing Member. Any Person dealing with the Company shall be entitled to rely (without further duty of inquiry) upon a certificate signed by the Managing Member as to:

         (a) the identity of any Member;

         (b) the existence or nonexistence of any fact or facts that constitute a condition precedent to acts on behalf of the Company by the Managing Member or that are in any other manner germane to the affairs of the Company;

         (c) the Persons who are authorized to execute and deliver any instrument or document of the Company; or

         (d) any other matter whatsoever involving the Company or any Member.

         SECTION 2.04 Limitation on Authority. So long as any indebtedness remains outstanding under the Loan Documents, the Company shall not, and the Managing Member shall not permit the Company to, incur any Indebtedness except as permitted under the Loan Documents.


                                   ARTICLE III
                                     CAPITAL

         SECTION 3.01. Capital Contributions of Members. As of the date of this Agreement, each Member shall make a Capital Contribution to the Company as set forth opposite its name on Schedule A. The Members shall not be required to make any Capital Contributions to the Company other than as set forth in this Section 3.01.

         SECTION 3.02. Capital Accounts. A separate Capital Account shall be established and maintained for each Member in all events in accordance with the rules of Regulations Section 1.704-1(b)(2)(iv), as amended from time to time.

         SECTION 3.03. No Interest on Capital Contributions or Amounts in Capital Account. No Member shall be entitled to receive any interest on its Capital Contributions or its outstanding Capital Account balance.

         SECTION 3.04. Return of Capital. Except upon the dissolution of the Company or as may be specifically provided in this Agreement, no Member shall have the right to demand or to receive the return of all or any part of its Capital Account or its Capital Contributions to the Company.

                                   ARTICLE IV
               ALLOCATION OF PROFITS AND LOSSES; DISTRIBUTIONS OF
                         CASH FLOW AND CERTAIN PROCEEDS

         SECTION 4.01.  Certain Definitions.

         "Cash Flow" shall mean and refer to the sum of the following:

                  (i) the taxable income (or loss) of the Company for federal income tax purposes as shown on the books of the Company for the period for which such determination is being made, excluding taxable income, gain, or loss from any Terminating Capital Transactions, increased by (A) the amount of cost recovery, depreciation, or amortization deductions or similar deductions in lieu thereof deductible by the Company in computing such taxable income, and any other non-cash accruals deductible in determining federal taxable income or loss, for such period, and (B) any non-taxable income or receipts of the Company for such period (including, without limitation, any amounts received during such period that were included in taxable income in a prior period and the proceeds of any loans to the Company) except Capital Contributions to the Company pursuant to Article III; and reduced by (AA) payments from the sum of the foregoing upon the principal of any loan to the Company, (BB) expenditures from the sum of the foregoing for the acquisition, improvement, development, or replacement of property not financed through Capital Contributions to the Company or any reserves previously set aside by the Company for such purposes, and for the payment of items attributable to the acquisition, improvement, development, or replacement of property which are not deductible in determining federal taxable income when paid, and (CC) any amounts included in determining gross income for such period that were not received by the Company during such period. (ii) any other funds (including amounts previously set aside as reserves by the Managing Member if and to the extent the Managing Member no longer regards such reserves as reasonably necessary in the efficient conduct of the business of the Company) deemed available for distribution and designated as Cash Flow by the Managing Member.

         "Net Proceeds of a Capital Transaction" means the proceeds received by the Company in connection with a Capital Transaction, after (i) the payment of all costs and terminating expenses of any kind or nature incurred by the Company in connection with such Capital Transaction, (ii) the utilization of any such proceeds in connection with the discharge of debts and other obligations of the Company (including any loans to the Company made by Members and any accrued but unpaid interest thereon) required or intended (as determined by the Managing Member, in its sole and absolute discretion) to be discharged with the proceeds of such Capital Transaction, and (iii) the retention of such proceeds or a portion of such proceeds in connection with creation of or addition to a reserve established pursuant to Section 4.06 (as determined by the Managing Member in its sole and absolute discretion). "Net Proceeds of an Interim Capital Transaction" and "Net Proceeds of a Terminating Capital Transaction" mean the amount of Net Proceeds received by the Company with respect to an Interim Capital Transaction or a Terminating Capital Transaction, as the case may be.

         "Percentage Interests" Percentage Interests of the Members are as follows:

                  Managing Member  --  1% percent

                  Class A Member - 90 %

                  Class B Member - 9 %

         SECTION 4.02.  Allocation of Net Income or Net Loss.

                  (a) Subject to Section 4.07, the Net Income of the Company, if any, for each Fiscal Year (or portion thereof) shall be allocated to the Members (after reducing their Capital Accounts for all Cash Flow distributed during such Fiscal Year or to be distributed with respect to such Fiscal Year), pro rata, in proportion to their Percentage Interests.

                  (b) Subject to Section 4.07, the Net Loss of the Company, if any, for each Fiscal Year during the term of this Agreement shall be allocated to the Members in proportion to their Percentage Interests.

         SECTION 4.03. Allocation of Gains and Losses from Capital Transactions.

                  (a) Subject to Section 4.07, any Book Tax Gain of the Company resulting from a Capital Transaction shall be allocated to the Members, pro rata, in proportion to their Percentage Interests.

                  (b) Subject to Section 4.07, any Book Tax Loss of the Company resulting from a Capital Transaction shall be allocated to the Members, pro rata, in proportion to their Percentage Interests.

         SECTION 4.04. Allocation of Income and Loss With Respect to Membership Interests Transferred.

                  If any Membership Interest is transferred during any Fiscal Year, the Net Income or Net Loss attributable to such Membership Interest for such Fiscal Year shall be divided and allocated proportionately between the transferor and the transferee based upon the number of days during such calendar year for which each party was the owner of the interest transferred. Notwithstanding any provision herein to the contrary, any Book Tax Gain or Book Tax Loss of the Company realized in connection with a Capital Transaction shall be allocated only to Persons who are holders of Membership Interests as of the date such Capital Transaction occurs.

         SECTION 4.05.  Distributions of Cash Flow.

                  (a) Cash Flow of the Company shall be determined for each Fiscal Year. Cash Flow as so determined shall be distributed in cash to the Members in proportion to their Membership Interests.

                  Distributions of Cash Flow made within the first seventy-five
(75) days of a subsequent Fiscal Year and designated by the Managing Member as made with respect to the immediately prior Fiscal Year shall be considered made with respect to such prior Fiscal Year for purposes of this Section 4.05(a) and Sections 4.02 and 4.03.

                  (b) Cash Flow, if any, shall be distributed at least quarterly within thirty (30) days after the end of each calendar quarter, commencing with the calendar quarter ending December 31, 1998. Cash Flow also may be distributed, in the sole and absolute discretion of the Managing Member, at such other time or times during any Fiscal Year in anticipation of the year-end determination thereof, and such distributions shall be subject to year-end adjustment. The Members agree that, within thirty (30) days after determination by the Company that an overpayment was made to any Member for any Fiscal Year pursuant to this Section 4.05, such Member shall repay, allow as a credit against future distributions, or make such other adjustments as the Managing Member determines to be appropriate to remedy such overpayment. Likewise, appropriate adjustment shall be made to remedy any underpayment.

         SECTION 4.06. Distribution of Proceeds from Capital Transactions; Liquidation Distributions.

                  (a) The Net Proceeds of an Interim Capital Transaction shall be distributed to the Members in accordance with the Members' Percentage Interests.

                  (b) The Net Proceeds of a Terminating Capital Transaction and any other remaining assets of the Company to be distributed to the Members in connection with dissolution and liquidation of the Company pursuant to Article VIII, after payment of all debts and liabilities of the Company (including, without limitation, all amounts owing to a Member under this Agreement (other than this Section 4.06) or under any agreement between the Company and a Member entered into by the Member other than in its capacity as a Member in the Company), the payment of expenses of liquidation of the Company, and the establishment of a reasonable reserve (including, without limitation, an amount estimated by the Managing Member to be sufficient to pay any amount reasonably anticipated to be required to be paid pursuant to Section 5.03(a)), shall be distributed to the Members, pro rata, in accordance with their respective Percentage Interests. Distributions pursuant to this Section 4.06(b) shall be made by the end of the Fiscal Year in which such Terminating Capital Transaction occurs or, if later, within ninety (90) days of such Terminating Capital Transaction.

                  (c) Notwithstanding any provision in this Section 4.06 to the contrary, in the event that the Net Proceeds of the Terminating Capital Transaction are to be paid to the Company in more than one installment, each such installment (including any interest thereon) shall be allocated among the Members in accordance with their respective "Installment Percentages". The "Installment Percentage" of each Member shall be (i) the aggregate amount of cash that would have been distributed to that Member under this Section 4.06 had the Net Proceeds of the Terminating Capital Transaction been paid in one lump sum divided by (ii) the total Net Proceeds that would have been distributed to all of the Members under that Section.

         SECTION 4.07.  Special Allocation Rules.

         The following allocation rules shall apply notwithstanding any other provisions of Sections 4.02 and 4.03, and the other provisions of Sections 4.02 and 4.03 shall be applied only after giving effect to the following rules. In the event there is a conflict between any of the following rules, the earlier listed rule shall govern.

                  (a) If in any Fiscal Year there is a net increase during such year in the amount of Minimum Gain attributable to Member Nonrecourse Debts, the Member(s) that bear the economic risk of loss with respect thereto (within the meaning of Regulations section 1.704-1T(b)(4)(iv)(k)(1)) shall be specially allocated items of Company loss or deduction in an amount equal to the excess of
(i) the amount of such net increase, over (ii) the aggregate amount of any distributions during such Fiscal Year to such Member(s) of the proceeds of such debt that are allocable to such increase in Minimum Gain. Items to be so allocated shall be determined in accordance with Regulations section 1.704-1T(b)(4)(iv)(h).

                  (b) If in any Fiscal Year there is a net decrease in the Company's Minimum Gain attributable to Nonrecourse Liabilities during such Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in proportion to, and to the extent of, an amount equal to the greater of the following:

                           (i) the portion of such Member's share of the net
decrease in such Minimum Gain during such Fiscal Year (as such share is determined pursuant to Regulations section 1.704-1T(b)(4)(iv)(f)) that is allocable to the disposition of Company property subject to one or more Nonrecourse Liabilities (as such allocable portion is determined pursuant to Regulations section 1.704-1T(b)(4)(iv)(e)(2)); or

                           (ii) such Member's Excess Negative Balance at the end
of such Fiscal Year (determined before any allocation for such Fiscal Year of any items of income, gain, loss, or deduction described in section 705(a)(2)(B) of the Code).

                  Items to be so allocated shall be determined and the allocation made in accordance with Regulations section 1.704-1T(b)(4)(iv)(e).

                  (c) If in any Fiscal Year there is a net decrease in the Company's Minimum Gain attributable to Member Nonrecourse Debts during such Fiscal Year, the Member(s) that bear the economic risk of loss with respect to such Member Nonrecourse Debts (within the meaning of Regulations section 1.704-1T(b)(4)(iv)(k)(1)) shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in an amount equal to the greater of the following:

                           (i) the net decrease in such Minimum Gain during such
Fiscal Year that is allocable to the disposition of Company property subject to one or more Member Nonrecourse Debts (as such allocable portion is determined pursuant to Regulations section 1.704-1T(b)(4)(iv)(h)(6)); or

                           (ii) such Member's (Members') Excess Negative Balance
at the end of such Fiscal Year (determined before any allocation for such Fiscal Year of any items of income, gain, loss, or deduction described in section 705.1.(2)(B) of the Code).

                  Items to be so allocated shall be determined and the allocation made in accordance with Regulations section 1.704-1T(b)(4)(iv)(h)(6).

                  (d) For purposes of allocating Company Nonrecourse Liabilities among the Members pursuant to Regulations section 1.752-1T(a)(2)(i), the respective interests of the Members in Company profits shall be equal to their respective Percentage Interests.

                  (e) A Member shall not be allocated any amount of deduction or loss (including Net Loss and Book Tax Loss) to the extent such allocation would give rise to or increase an Excess Negative Balance in such Member's Capital Account.

                  (f) In the event a Member receives with respect to a Fiscal Year an adjustment, allocation, or distribution described in subparagraphs (4),
(5), and (6) of Regulations section 1.704-1(b)(2)(ii)(d) that results in such Member having an Excess Negative Balance in its Capital Account, such Member shall be allocated for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) items of income or gain in an amount and manner sufficient to eliminate such Excess Negative Balance as promptly as possible, as provided in Regulations section 1.704-1(b)(2)(ii)(d).

                  (g) In the event that any fees, interest, or other amounts paid to a Member or affiliate of a Member pursuant to this Agreement or to any agreement between the Company and the Member or affiliate providing for the payment of such amounts, and deducted by the Company, whether in reliance on sections 162, 163, 707(a), and/or 707(c) of the Code or otherwise, on its federal income tax return are disallowed as deductions to the Company in or with respect to the Fiscal Year for which such amounts are claimed and are treated as Company distributions, then:

                           (i) the Net Income or Net Loss, as the case may be,
for the Fiscal Year in or with respect to which such fees, interest, or other amounts were paid shall be increased or decreased, as the case may be, by the amount of such deduction that is so disallowed and treated as a Company distribution; and

                           (ii) there shall be allocated to the Member who
received (or whose affiliate received) such payments, prior to the allocations pursuant to Sections 4.02 and 4.02(b), an amount of gross income of the Company for the Fiscal Year in or with respect to which such claimed deduction was disallowed, equal to the amount of such deduction that was so disallowed and treated as a Company distribution.

                  (h) Except as otherwise specifically provided in this Agreement and as provided in the next sentence below, the distributive share of a Member of each specific deduction and item of income, gain, loss, and credit of the Company for federal income tax purposes for any Fiscal Year shall be the same as such Member's proportionate share (determined as set forth in Section
4.02 and 4.03) of Net Income, Net Loss, Book Tax Gain, or Book Tax Loss, as the case may be, for such Fiscal Year. Notwithstanding the foregoing, any income recognized pursuant to sections 1245 and 1250 of the Code and any investment credit recapture recognized pursuant to section 47 of the Code shall be allocated among the Members in the same proportions as the depreciation deductions and investment credits giving rise to such income or recapture were allocated among such Members and their respective predecessors in interest.

                  (i) It is the intent of the Members that each Member's distributive share of income, gain, loss, and credit (or items thereof) shall be determined and allocated in each Fiscal Year in accordance with this Section
4.07 to effect the distributions in the manner contemplated by Sections 4.05 and
4.06 to the extent permitted by Code section 704(b) and the applicable Regulations. In order to achieve the contemplated distributions provided for in Sections 4.05 and 4.06, the Managing Member is authorized and directed to allocate income, gain, loss, and credit (or items thereof) with respect to any Fiscal Year in a manner different from that otherwise provided for in this
Section 4.07 if, and to the extent that, allocating income, gain, loss, and credit (or items thereof) in a manner provided for in this Section 4.07 either would not achieve the intended economic result desired by the Members or would not be respected under Code section 704(b) (referred to as a "new allocation"). The Managing Member is authorized to make a new allocation under this Section 4.07(i) only after having determined both (i) that the new allocation either more accurately effects the distributions contemplated by the Members as set forth in Section 4.05 and 4.06 or is not inconsistent with those distributions and (ii) that the new allocation will not have a material adverse effect on the economic interests of the Members (including, without limitation, causing them to recognize income that they would not otherwise be required to recognize or to lose the benefit of deductions that they otherwise would have been permitted to recognize). New allocations by the Managing Member in accordance with this
Section 4.07(i) shall not require the consent of the other Members.

         SECTION 4.08. Contributed Property; Reevaluations Pursuant to Section 704(b) Regulations.

         In the event that any property contributed to the Company or revalued pursuant to the provisions of Regulations section 1.704-1(b)(2)(iv)(f) has a Carrying Value that differs from the Adjusted Basis of such property at the time of its contribution or revaluation, any income, depreciation, gain, or loss with respect to such property shall, solely for tax purposes, be allocated among the Members in a manner that takes such difference into account and is consistent with Code section 704(c), the Regulations thereunder, and Regulations section 1.704-1(b)(2)(iv)(f)(4), 1.704-1(b)(2)(iv)(g), and 1.704-1(b)(4)(i). The
allocations made pursuant to this Section 4.08 shall be made solely for tax purposes and shall not affect or in any way be taken into account in computing any Member's Capital Account or share of Net Income, Net Loss, Book Tax Gain, Book Tax Loss, or other allocations or distributions under this Agreement.

         SECTION 4.09.  Withholding Taxes and Reporting Obligations.

                  (a) The Company is authorized and directed to withhold from or pay on behalf of any Member the amount of federal, state, local, or foreign taxes that the Managing Member reasonably determines that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement, including, without limitation, any taxes required to be paid by the Company pursuant to section 1441, 1442, 1445, or 1446 of the Code. Any amount so withheld or paid on behalf of a Member shall constitute an advance by the Company to such Member that shall be secured by the Member's Membership Interest. An advance to a Member pursuant to this Section 4.09(a) shall be repaid to the Company, in whole or in part, as reasonably determined by the Managing Member in its sole discretion, either (i) out of any distributions from the Company which the Member may be or become entitled to receive, or (ii) by the Member in cash upon demand by the Company.

                  (b) The Members agree to cooperate fully with all efforts of the Company to comply with its tax withholding and information reporting obligations and to provide the Company with such information as the Managing Member may reasonably request from time to time in connection with such obligations. Any Member or permitted transferee of a Membership Interest that fails to comply with this Section 4.09(b) shall be liable to the Company for the amount of any taxes, penalties, and interest for which the Company becomes liable as a result of any such failure.

                                    ARTICLE V
                                   MANAGEMENT

         SECTION 5.01.  Members.

                  (a) Membership Interests. The Membership Interests shall have such relative rights, powers and duties as are set forth in this Agreement.

                  (b)      Meetings and Actions.

                           (i) Meetings. The Members shall meet at least once
each Fiscal Year at the principal offices of the Company or at such other place as may be fixed by the Managing Member (unless such meeting shall be waived by all of the Members), upon ten (10) days' notice to all Members in writing or by telephone or facsimile transmission. Members may participate in a meeting of the Members by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

                           (ii) Quorum. No action may be taken at a meeting of
the Members unless a quorum consisting of each of the Members are present in person or by proxy.

                           (iii) Action by Written Consent. Any action to be
taken by the Members may be taken without a meeting if consents in writing setting forth the action so taken are signed by each of the Members.

                           (iv) Voting. Each Member shall be entitled to vote
its Percentage Interest with respect to any decision made by the Members to the extent provided for herein.

         SECTION 5.02.  Management of the Company by the Managing Member.

                  (a) Management by the Managing Member. The Members hereby unanimously agree that the responsibility for management of the business and affairs of the Company shall be delegated to a manager pursuant to Section 18-402 of the Act which shall at all times be a Member of the Company (the "Managing Member").

                  (b) Managing Member.

                           (i) The Members hereby unanimously appoint Vernon
ALF, L.L.C. to serve as the Managing Member until its resignation or replacement as set forth herein.

                  (c) Power and Authority of the Managing Member. Subject to
Section 5.04, the Managing Member (acting on behalf of the Company) shall have the right, power, and authority, to manage, operate and control the business and affairs of the Company and to do or cause to be done any and all acts, at the expense of the Company, deemed by the Managing Member to be necessary or appropriate to effectuate the purposes of the Company including, without limitation, the right, power and authority on behalf of the Company to make, execute, assign, acknowledge, and file on behalf of the Company any and all documents or instruments of any kind which the Managing Member may deem necessary or appropriate in carrying out the business and affairs of the Company, including, without limitation, powers of attorney, agreements of indemnification, documents, or instruments of any kind or character, and amendments thereto (and no person, firm or corporation dealing with the Managing Member shall be required to determine or inquire into the authority or power of the Managing Member to bind the Company or to execute, acknowledge, or deliver any and all documents in connection therewith).

                  (d) Third Party Reliance. Third parties dealing with the Company shall be entitled to rely conclusively upon the power and authority of the Managing Member of the Company as set forth herein.

                  (e) Fees to the Managing Member. Except as expressly provided in this Agreement, the Managing Member, in its capacity as such, shall not be entitled to any fees for services rendered for or on behalf of the Company.

                  (f) Fiduciary Relationship. The Managing Member shall not be liable to the Company or its Members for monetary damages for breach of fiduciary duty as the Managing Member or otherwise liable, responsible or accountable to the Company or its Members for monetary damages or otherwise for any acts performed, or for any failure to act; provided, however, that this provision shall not eliminate or limit the liability of the Managing Member for acts or omissions which involve intentional misconduct or a knowing violation of law.

                  (g) Reimbursement. All expenses incurred with respect to the organization, operation, and management of the Company shall be borne by the Company. The Managing Member shall be entitled to reimbursement from the Company for direct expenses allocable to the organization, operation, and management of the Company.

         SECTION 5.03. Indemnification of the Members, the Managing Member and any Affiliate.

                  (a) In accordance with Section 18-108 of the Act, the Company shall indemnify and hold harmless any Member, the Managing Member and Affiliates thereof (individually, in each case, an "Indemnitee") to the fullest extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities (joint or several), expenses of any nature (including attorneys' fees and disbursements), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits, or proceedings, whether civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the business or activities of or relating to the Company, regardless of whether the Indemnitee continues to be a Member, the Managing Member or an Affiliate thereof at the time any such liability or expense is paid or incurred; provided, however, that this provision shall not eliminate or limit the liability of an Indemnitee (i) for any breach of the Indemnitee's duty of loyalty to the Company or its Members, (ii) for acts or omissions which involve gross negligence, intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the Indemnitee received any improper personal benefit.

                  (b) Expenses incurred by an Indemnitee in defending any claim, demand, action, suit, or proceeding subject to this Section 5.03 shall, from time to time, upon request by the Indemnitee be advanced by the Company prior to the final disposition of such claim, demand, action, suit, or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount, if it shall be determined in a judicial proceeding or a binding arbitration that such Indemnitee is not entitled to be indemnified as authorized in this Section 5.03.

                  (c) The indemnification provided by this Section 5.03 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, vote of the Members, as a matter of law or equity or otherwise, both as to an action in the Indemnitee's capacity as a Member, the Managing Member or any Affiliate thereof, and as to an action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, and administrators of the Indemnitee.

                  (d) The Company may purchase and maintain insurance on behalf of the Managing Member and such other Persons as the Managing Member shall determine against any liability that may be asserted against or expense that may be incurred by such Persons in connection with the offering of interests in the Company or the business or activities of the Company, regardless of whether the Company would have the power to indemnify such Persons against such liability under the provisions of this Agreement.

                  (e) An Indemnitee shall not be denied indemnification in whole or in part under this Section 5.03 or otherwise by reason of the fact that the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted or not expressly prohibited by the terms of this Agreement.

                  (f) The provisions of this Section 5.03 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

         SECTION 5.04.  Limitation on Authority of the Managing Member.

                           Notwithstanding anything in this Agreement to the
contrary, the Managing Member shall not without the prior written consent of the Class A Member cause or permit the Company to:

                           (i) dissolve and wind-up the affairs of the Company,
except as provided in Article VIII;

                           (ii) merge or consolidate with any other limited
liability company or other entity;

                           (iii) sell, assign, lease or otherwise dispose of
twenty percent (20%) or more of the Company Assets; or

                           (iv) modify the terms of this Agreement.

         SECTION 5.05.  Other Activities of Members.

         Any Member may have other business interests or may engage in other business ventures of any nature or description whatsoever, whether currently existing or hereafter created, and may compete, directly or indirectly, with the business of the Company. No Member or Affiliate thereof shall incur any liability to the Company as a result of such Member's or Affiliate's pursuit of such other business interest, ventures and competitive activity, and neither the Company nor the other Members shall have any right to participate in such other business ventures or to receive or share in any income or profits derived therefrom.

         SECTION 5.06.  Transactions with Managing Member or Affiliates.

         The Company is expressly permitted in the normal course of its business to enter into transactions with the Managing Member or with any Affiliate of the Managing Member provided that the price and other terms of such transactions are fair to the Company and that the price and other terms of such transactions are not less favorable to the Company than those generally prevailing with respect to comparable transactions between unrelated parties.

                                   ARTICLE VI
                        BANK ACCOUNTS; BOOKS AND RECORDS;
                         STATEMENTS; TAXES; FISCAL YEAR

         SECTION 6.01.  Bank Accounts.

         All funds of the Company shall be deposited in its name in such checking and savings accounts, time deposits or certificates of deposit, or other accounts at such banks, as shall be designated by the Managing Member from time to time, and the Managing Member shall arrange for the appropriate conduct of such account or accounts.

         SECTION 6.02.  Books and Records.

         The Managing Member shall keep, or cause to be kept, accurate, full and complete books and accounts showing assets, liabilities, income, operations, transactions and the financial condition of the Company. Such books and accounts shall be prepared on the accrual basis of accounting. Any Member, or its respective designee, shall have access thereto at any reasonable time during regular business hours and shall have the right to copy said records at their expense.

         SECTION 6.03.  Financial Statements and Information.

                  (a) All financial statements prepared pursuant to this Section
6.03 shall be accurate and complete in all material respects, shall present fairly the financial position and operating results of the Company, and shall be prepared on the accrual basis as provided in Section 6.03 for each Fiscal Year of the Company during the term of this Agreement.

                  (b) Within 45 days after the end of each quarterly period (the "Fiscal Quarter") of each Fiscal Year, commencing with the first full Fiscal Quarter after the date of this Agreement, the Managing Member shall prepare and submit or cause to be prepared and submitted to the Members an unaudited statement of profit and loss for the Company for such Fiscal Quarter and an unaudited balance sheet of the Company dated as of the end of such Fiscal Quarter, in each case prepared in accordance with generally accepted accounting principles.

                  (c) Within 90 days after the end of each Fiscal Year during the term of this Agreement, the Managing Member shall prepare and submit or cause to be prepared and submitted to the Members (i) an audited balance sheet, together with audited statements of profit and loss, Members' equity and changes in financial position for the Company during such Fiscal Year; and (ii) a report of the activities of the Company during the Fiscal Year.

                  (d) The Managing Member shall provide to the Members such other reports and information concerning the business and affairs of the Company as may be required by the Act or by any other law or regulation of any regulatory body applicable to the Company.

         SECTION 6.04.  Accounting Decisions.

         All decisions as to accounting matters, except as specifically provided to the contrary herein, shall be made by the Managing Member.

         SECTION 6.05.  Where Maintained.

         The books, accounts and records of the Company at all times shall be maintained at the Company's principal office.

         SECTION 6.06.  Tax Returns.

         The Managing Member shall, at the expense of the Company, cause to be prepared and delivered to the Members, in a timely fashion after the end of each Fiscal Year, copies of all federal and state income tax returns for the Company for such Fiscal Year and one copy of each return shall be filed by the Managing Member. Such returns shall be prepared on the accrual basis, and shall accurately reflect the results of operations of the Company for such Fiscal Year. The Managing Member is designated as the "tax matters partner" (as defined in the Code) of the Company and is authorized and required to represent the Company (at the expense of the Company) in connection with all examinations of the affairs of the Company by any federal, state, or local tax authorities, including any resulting administrative and judicial proceedings, and to expend funds of the Company for professional services and costs associated therewith. Each Member agrees to cooperate with the Managing Member and to do or refrain from doing any or all things reasonably required by the Managing Member in connection with the conduct of such proceedings.

         SECTION 6.07.  Fiscal Year.

         The Fiscal Year of the Company for financial and Federal, state and local income tax purposes shall initially be the calendar year. The Managing Member shall have authority to change the beginning and ending dates of the Fiscal Year if the Managing Member, in its sole and absolute discretion, deems such change to be necessary or appropriate to the business of the Company, and the Managing Member shall give written notice of any such change to the Members within thirty (30) days after the occurrence thereof.


                                   ARTICLE VII
                             LIMITATION ON LIABILITY

         The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations, and liabilities of the Company. None of the Members, the Managing Manager, or any stockholders, directors, partners, officers, agents or employees of any Member or the Company, shall be obligated personally for any debt, obligation, or liability of the Company solely by reason of his, her, or its status as such Member, Managing Member, stockholder, director, partner, officer, agent or employee. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under the Act or this Agreement shall not be grounds for imposing personal liability on the Members, the Managing Member, or any officer, agent or employee of any Member or the Company for liabilities of the Company.

                                  ARTICLE VIII
                           DISSOLUTION AND LIQUIDATION

         SECTION 8.01. The Company shall dissolve, and its affairs shall be wound up, solely upon the first to occur of the following, unless the Members elect to continue the Company to the extent permitted under the Act:

                  (a)      December 31, 2096;

                  (b) at the time specified in a written consent of the Members, provided that, so long as any indebtedness remains outstanding under the Loan Documents, the Company will be dissolved only to the extent permitted under the Loan Documents;

                  (c) at any time there are no remaining Members, provided that, the Company shall not be dissolved and is not required to be wound up if, within 90 days after the occurrence of the event that terminated the continued membership of the last remaining Member, the personal representative of the last remaining Member agrees in writing to continue the Company and to the admission of the personal representative of such Member or its nominee or designee to the Company as a Member, effective as of the occurrence of the event that terminated the continuing membership of the last remaining Member; or

                  (d) at the time specified in a decree of judicial dissolution under the Act.

                  The death, retirement, resignation, expulsion, bankruptcy or dissolution of any Member or the occurrence of any other event that terminates the continued membership of any Member shall not cause the Company to be dissolved or its affairs to be wound up, and upon the occurrence of any such event, the Company shall be continued without dissolution, unless, (i) within 90 days following the occurrence of such event, all Members agree in writing to dissolve the Company; and (ii) for so long as any indebtedness remains outstanding under the Loan Documents, the Members, by unanimous vote, approve such dissolution; and (iii) for so long as any indebtedness remains outstanding under the Loan Documents, such dissolution is permitted under the terms of the Loan Documents.

                  The foregoing constitute the only events upon which the Company shall be dissolved and its affairs wound up, notwithstanding any provisions of the Act.

         SECTION 8.02. Upon the dissolution of the Company, unless its business is continued as provided in the Act, the Managing Member shall wind up the affairs of the Company.

         SECTION 8.03. Upon the winding up and termination of the Company in accordance with the Act, the assets of the Company shall be distributed as follows:

                  (a) to creditors of the Company (including the Members to the extent they are creditors) to the extent permitted by law, in satisfaction of all of the Company's debts, liabilities, and obligations, by payment thereof or establishment of reasonable reserves therefor; and

                  (b) any remaining assets to the Members in proportion to their Percentage Interests.

         SECTION 8.04. When all debts, liabilities, and obligations of the Company have been paid and discharged, or adequate provisions have been made therefor and all remaining property and assets of the Company have been distributed to the Members, a certificate of cancellation shall be prepared, executed, and filed in accordance with the Act.

                                   ARTICLE IX
                              TRANSFER OF INTERESTS

         SECTION 9.01.  Transfer.

                  (a) The term "transfer", when used in this Article IX with respect to a Membership Interest, shall include any sale, assignment, gift, pledge, hypothecation, mortgage, exchange, or other disposition, except that such term shall not include any pledge, mortgage, or hypothecation of or granting of a security interest in a Membership Interest in connection with any financing obtained on behalf of the Company.

                  (b) No Membership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this
Article IX. Any transfer or purported transfer of any Membership Interest not made in accordance with this Article IX shall be null and void.

         SECTION 9.02.  Transfer of Interest of Managing Member.

         If the Managing Member desires to sell or transfer all or any portion of such Managing Member's Membership Interest, such transfer shall be permitted if (and only if):

                  (a) such transfer (i) would not violate the then applicable Federal and state securities laws and rules and regulations of the Securities and Exchange Commission, state securities commissions and any other governmental authorities with jurisdiction over such disposition, (ii) would not result in the Company being classified for federal income tax purposes as an "association taxable as a corporation" rather than as a limited liability company, (iii) would not prejudice or affect the continuity of the Company for the purposes of section 708 of the Code and (iv) would not affect the Company's existence as a limited liability company under the Act.

                  (b) a successor Managing Member is admitted to the Company in accordance with Section 10.02; and

                  (c) such transfer and the admission of the transferee as a Managing Member of the Company is approved by the Class A Member.

         SECTION 9.03.  Transfer of Interest of Non-Managing Member.

         If a Non-Managing Member desires to transfer all or any portion of its Membership Interest such transfer shall be permitted if (and only if):

                  (a) such transfer (i) would not violate the then applicable federal and state securities laws and rules and regulations of the Securities and Exchange Commission, state securities commissions and any other governmental authorities with jurisdiction over such disposition, (ii) would not result in the Company being classified for federal income tax purposes as an "association taxable as a corporation" rather than as a limited liability company, (iii) would not prejudice or affect the continuity of the Company for the purposes of
Section 708 of the Code; and (iv) would not affect the Company's existence as a limited liability company under the Act.

                  (b) the transferee is admitted as a Member of the Company in accordance with Section 10.01.

                  (c) if the transferor is the Class B Member, the Class B Member shall have first offered the Class A Member the right of first refusal to acquire the Membership Interest of the Class B Member on the same terms and conditions as the Class B Member is prepared to transfer the Class B Member's Membership Interest to a third party and the Class A Member shall have failed to exercise the right of first refusal within thirty (30) days after receipt of a copy of all of the terms and conditions of the proposed transfer.

         SECTION 9.04.  Right to Purchase Interest of Managing Member.

         Upon the termination of the employment of Edward B. Romanov, Jr. as an officer of ElderTrust, a Maryland real estate investment trust, for any reason (including, but not limited to, death, disability or voluntary separation), ElderTrust Operating Limited Partnership (or its successors, assigns or designee(s)) will have the right to purchase the Managing Member's Membership Interest for cash within the later of (x) sixty (60) days after the date of his termination and (y) thirty (30) days after his successor is elected or appointed. The purchase price of the Managing Member's Membership Interest will be the fair market value of the Managing Member's Membership Interest, as agreed to between ElderTrust Operating Limited Partnership and the Managing Member (or if they cannot agree, as determined by a national accounting firm selected by ElderTrust Operating Limited Partnership and the Managing Member).

                                    ARTICLE X
             ADMISSION OF ADDITIONAL MEMBERS; WITHDRAWAL OF MEMBERS;
                           REMOVAL OF MANAGING MEMBER

         SECTION 10.01.  [INTENTIONALLY DELETED].

         SECTION 10.02.  Admission of a Successor Managing Member.

         A transferee of all or any portion of the Membership Interest of the Managing Member pursuant to Article IX shall be admitted to the Company as a Managing Member (in the place, in whole or in part, of the transferor or former Managing Member), and upon the first date of receipt by the Company of all of the following (which date, in the event the successor Managing Member is in the place in whole of the transferor or former Managing Member, shall be contemporaneous with the withdrawal of such transferor or former Managing Member):

                  (a) the successor Managing Member's acceptance of, and agreement to be bound by, all of the terms and provisions of this Agreement, in form and substance satisfactory to the Company;

                  (b) evidence of the authority of such successor Managing Member to become a Managing Member and to be bound by all of the terms and conditions of this Agreement;

                  (c) the written agreement of the successor Managing Member to continue the business of the Company in accordance with the terms and provisions of this Agreement; and

                  (d) such other documents or instruments as may be required in order to effect the admission of the successor Managing Member as a Managing Member under this Agreement.

         SECTION 10.03.  Withdrawal of Managing Member.

         The Managing Member may withdraw from the Company only upon a transfer of all of such Managing Member's Membership Interest as a Managing Member in accordance with Article IX. The Managing Member shall have no liability to the Company or the Members on account of any withdrawal in accordance with the terms of this Article X.

         SECTION 10.04.  Withdrawal of Non-Managing Member.

         Either Non-Managing Member may withdraw from the Company at any time upon a transfer of all of such Member's Membership Interest as a Member in accordance with Article IX.

         SECTION 10.05.  Removal of Managing Member.

                  (a) The Managing Member may be removed as the Managing Member of the Company for "cause" (as hereinafter defined), upon the affirmative vote of the Class A Member. Any such action by the Class A Member must also provide for the election of a successor Managing Member and shall become effective only upon the admission of the successor Managing Member pursuant to Section 10.2. As used herein, "cause" shall mean actual fraud, negligence, bad faith or willful misconduct.

                  (b) Written notice of removal of the Managing Member pursuant to this Section 10.05 shall be provided to the Managing Member at the address set forth on Schedule A.

                  (c) Notwithstanding Section 10.05(a), the Managing Member may not be removed pursuant to Section 10.05(a) until such time as the Company shall have received an opinion of legal counsel that the removal (i) may be taken without the concurrence of all Members, (ii) would not cause the loss of limited liability of the Members under this Agreement, and (iii) would not cause the Company to be treated as an association taxable as a corporation for federal income tax purposes.

                  (d) In the event the Managing Member is removed pursuant to this Article X, within 30 days after the Business Day on which such withdrawal becomes effective:

                           (i) if the Managing Member had a positive balance in
its Capital Account as of the effective date of its withdrawal, it shall be entitled to receive cash in an amount equal to such positive balance; or

                           (ii) if the Managing Member had a negative balance in
its Capital Account as of the effective date of its withdrawal, it shall be required to pay to the Company an amount equal to such negative balance.

                  (e) Any successor Managing Member elected pursuant to Section 10.02(a) shall, at the effective date of its admission to the Company as the Managing Member, make a Capital Contribution to the Company in an amount equal to $3244.00.


                                   ARTICLE XI
                            SEPARATENESS REQUIREMENTS

         SECTION 11.01. So long as any indebtedness is outstanding under the Loan Documents, the Company will --

                  (a) maintain records and books of account separate from those of any other Person;

                  (b) maintain financial statements separate from those of any other Person (except that the Company may be included in consolidated financial statements of another Person where required by GAAP);

                  (c) except for certain overhead and transaction costs that are allocated on a reasonable basis among the Company and certain of its Affiliates, pay its own liabilities from its own funds and pay the salaries of its own employees, if any; (d) participate in the fair and reasonable allocation of any and all overhead expenses and other common expenses for facilities, goods, or services provided to multiple entities;

                  (e) maintain an arm's length relationship with its affiliates and any other parties furnishing services to it;

                  (f) except as otherwise contemplated by the Loan Documents, deposit all of its funds in checking accounts, savings accounts, time deposits or certificates of deposit in its own name or invest such funds in its own name;

                  (g) observe all limited liability company formalities necessary to maintain its identity as an entity separate and distinct from the Members and all of their other Affiliates;

                  (h) hold itself out as a separate and distinct entity from any other Person;

                  (i) hold title to its assets in its own name; and

                  (j) conduct its own business in its own name or under such trade name as will not be reasonably likely to cause confusion as to its separate existence.

         SECTION 11.02. So long as any indebtedness is outstanding under the Loan Documents, the Company will not --

                  (a) fail to correct any known misunderstanding regarding its separate identity;

                  (b) commingle its funds or other assets with those of any other Person;

                  (c) guarantee or become obligated for the debts of any other entity or hold its credit as being available to satisfy the obligations of any other Person (provided that this provision shall not be deemed to prohibit customary joint and several obligations and indemnification and contribution agreements entered into under the Loan Documents or in the ordinary course of business of the Company);

                  (d) pledge any of its assets for the benefit of any other Person other than the lender under the Loan Documents (except as otherwise permitted by the Loan Documents);

                  (e) acquire obligations or securities of its Members;

                  (f) make any loans to any other Person;

                  (g) identify its Members or any of its Affiliates as a division or part of it or itself as a division or part of any of them (except for inclusion of the Company in consolidated financial statements in accordance with GAAP);

                  (h) engage (either as transferor or transferee) in any material transaction with any Affiliate other than for fair value and on terms similar to those obtainable in arms'-length transactions with unaffiliated parties, or engage in any transaction with any Affiliate involving any intent to hinder, delay or defraud any entity; or

                  (i) engage in any business activity other than as stated in this Agreement.

         SECTION 11.03. So long as any indebtedness is outstanding under the Loan Documents, each of the Members will --

                  (a) observe all customary formalities necessary to maintain its identity as an entity separate and distinct from the Company and all of its other Affiliates; and

                  (b) hold itself out as a separate and distinct entity from the Company and not identify the Company as a division of the Members.


                                   ARTICLE XII
                                    AMENDMENT

         SECTION 12.01. This Agreement may be amended or modified by a written instrument executed by the Member. Notwithstanding the foregoing, so long as any indebtedness remains outstanding under the Loan Documents, the provisions of Sections 2.01, 5.03, 5.04, 10.01, 10.02, 10.03, 11.01, 11.02, 11.03, this
Section 12.01 and Article XIII shall not be amended under conditions or in any manner that would be prohibited by the Loan Documents.


                                  ARTICLE XIII
                                MHFA REQUIREMENTS

         SECTION 13.01.

                  (a) Notwithstanding any other provision of this Agreement, no amendment to this Agreement shall be made which would affect the rights of the MHFA under any agreement between MHFA and the Company without securing the prior written consent of MHFA.

                  (b) The hiring of a management agent for the Property shall be subject to MHFA approval. As used herein, the term "Management Fee" shall mean the amount payable from time to time by the Company to such management agent on an annual basis for management services in accordance with a management contract approved by MHFA. No distribution, amount of Cash Flow or loans to the Company may be guaranteed by any assignment of any Management Fees to be received by any such management agent. The terms of any loans by the Members to the Company must be approved by MHFA.

                  (c) Any new or substitute Member must agree to acknowledge the Company's obligations to MHFA in connection with the mortgage debt owed to MHFA and the operation of the property by any new or substitute Member is subject to prior written approval of MHFA.

                  (d) The Managing Member shall be solely responsible for the management of the Company business with all the rights and powers generally conferred by law. Any party dealing with the Company may rely on a certificate signed by the Managing Member that it has all necessary power and authority to bind the Company by its acts.

                  (e) The provisions of this Section 13.01 are intended for the benefit of MHFA only and shall be of no force and effect at any time that MHFA is not the holder of a mortgage of the Property.

                  (f) Any transfer of any Membership Interests shall be subject to the approval of MHFA.

         SECTION 13.02 Limited Dividend. Notwithstanding anything to the contrary contained in this Agreement, distributions to Members shall be limited to those amounts permitted by MHFA, the Executive Office of Communities and Development of the Commonwealth of Massachusetts, the Massachusetts Industrial Finance Authority ("MIFA") or such other state or federal agency which provides assistance for the construction or operation of the Property, if and to the extent applicable.


                                   ARTICLE XIV
                                   DEFINITIONS

         As used herein, the following capitalized terms have the meanings set forth below:

         "Act" means the Delaware Limited Liability Company Act, as it may be amended from time to time.

         "Agreement": This Operating Agreement as it may be from time to time amended.

         "Adjusted Basis": The basis for determining gain or loss for federal income tax purposes from the sale or other disposition of property, as defined in Section 1011 of the Code.

         "Affiliate" means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, (iii) any Person of which such Person owns or controls ten percent (10%) or more of the voting interests or
(iv) any officer, director, general partner or trustee of such Person or any Person referred to in clauses (i), (ii), and (iii) above. For purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Agreed Value": (i) In the case of any property contributed to the Company by a Member, the 704(c) Value of such property as of the time of its contribution to the Company, reduced by any liabilities either assumed by the Company upon such contribution or to which such property is subject when contributed and (ii) in the case of any property distributed to a Member by the Company, the Company's Carrying Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Member upon such distribution or to which such property is subject at the time of distribution as determined under Section 752 of the Code and the Regulations thereunder. The aggregate Agreed Value of all property contributed to the Company by a Member shall be set forth next to such Member's name on Schedule A.

         "Book Tax Gain" and "Book Tax Loss": The amount of taxable gain or loss that would result from a Capital Transaction if the Adjusted Basis at the time of the Capital Transaction of the Company Assets with respect to which such Capital Transaction occurs were equal to the Carrying Value of such Company Assets at such time.

         "Business Day": Monday through Friday of each week, except that a legal holiday recognized as such by the Government of the United States or the State of Maryland or the Commonwealth of Massachusetts shall not be regarded as a Business Day.

         "Capital Account": The capital account established and maintained for each Member pursuant to Section 3.02.

         "Capital Contribution": Any property (including cash) contributed to the Company by or on behalf of a Member.

         "Capital Transaction": (i) A transaction pursuant to which the Company borrows funds, receives Capital Contributions from a new Member upon its admission to the Company, or receives a distribution from any partnership or joint venture in which the Company is a participant as a result of a capital transaction with respect to that partnership or joint venture; (ii) a sale, condemnation, exchange, abandonment, casualty not followed by reconstruction, or other disposition, whether by foreclosure or otherwise, of Company Assets (other than a disposition of personal property that is, or is to be, replaced), or
(iii) an insurance recovery with respect to Company Assets, or other transaction that, in accordance with generally accepted tax accounting principles, is considered capital in nature.

         "Carrying Value": (i) With respect to any asset contributed or deemed to be contributed to the Company or revalued on the Company's books, the fair market value of such asset at the time of contribution or revaluation (as determined by the Members) reduced, but not below zero, by all deductions for depreciation, amortization, cost recovery and expense in lieu of depreciation debited to the Capital Accounts of the Members in accordance with Regulations
Section 1.704-1(b)(2)(iv)(g) with respect to such asset since the time of contribution or last revaluation up to the time the Carrying Value is to be determined; and (ii) with respect to any other asset of the Company, the Adjusted Basis of such asset as of the time the Carrying Value is to be determined.

         "Cash Flow":  As defined in Section 4.01.

         "Class A Member" means ElderTrust Operating Limited Partnership in its capacity as the Class A Member hereunder.

         "Class B Member" means ElderTrust Operating Limited Partnership in its capacity as the Class B Member hereunder.

         "Code": The Internal Revenue Code of 1986, as in effect and hereafter amended, and, unless the context otherwise requires, applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

         "Company Assets": All assets and property, whether tangible or intangible and whether real, personal or mixed, at any time owned by or held for the benefit of the Company.

         "Excess Negative Balance": The negative balance, if any, in a Member's Capital Account as of the end of a Fiscal Year after crediting the Member's Capital Account for the amount of any negative balance in such Capital Account that the Partner is obligated to restore or is treated as obligated to restore pursuant to Regulations sections 1.704-1(b)(2)(ii) (b)(3) and 1.704-1(b)(2)(ii)(c) and the amount of such Member's share of the Company's Minimum Gain, determined pursuant to Regulations sections 1.704-1T(b)(4)(iv)(f) and 1.704-1T(b)(4)(iv)(h)(5); and debiting the Member's Capital Account for any adjustment, allocation, or distribution described in paragraph (4), (5), or (6) of Regulations section 1.704-1(b)(2)(ii)(d).

         "Fiscal Quarter" has the meaning ascribed thereto in Section 6.03(b).

         "Fiscal Year": The fiscal year of the Company for financial accounting purposes, and for federal, state and local income tax purposes, which shall be the calendar year unless changed by the Managing Member in accordance with
Section 6.08

         "GAAP" means generally accepted accounting principles.

         "Indebtedness" means all amounts outstanding under the Loan Documents. "Indemnitee" has the meaning ascribed thereto in Section 7.02.

         "Interim Capital Transaction" means any Capital Transaction that is not a Terminating Capital Transaction.

         "Loan Documents" mean any and all documents executed and delivered or assumed by the Company in connection with a loan from MHFA to be assumed by the Company, as such documents may be amended from time to time.

         "Managing Member" means Vernon ALF, L.L.C. in its capacity as Managing Member.

         "Member" means the Managing Member or either of the Non-Managing
Members.

         "Member Nonrecourse Debt": Any Nonrecourse Debt (or portion thereof) for which a Member bears (or is deemed to bear) the economic risk of loss within the meaning of Regulations section 1.704-1T(b)(4)(iv)(k)(1).

         "Membership Interest": As to any Member, all of the interest of that Member in the Company, including, without limitation, such Member's (i) right to a distributive share of the income, gain, losses and deductions of the Company in accordance herewith, (ii) right to a distributive share of Company Assets, and (iii) rights, if a Managing Member, with respect to the management of the business and affairs of the Company and (iv) rights, if a Non-Managing Member, to consent to approve of certain actions as provided in Section 5.04.

         "MHFA means The Massachusetts Housing Finance Agency.

         "Minimum Gain": The amount determined by computing, with respect to each Nonrecourse Debt of the Company, the amount of Book Tax Gain (of whatever character), if any, that the Company would realize if it disposed of (in a taxable transaction) the Company Assets subject to such Nonrecourse Debt in full satisfaction thereof and for no other consideration, and by then aggregating the amounts so computed. For purposes of computing the amount of Minimum Gain, (i) the Carrying Value of a Company Asset subject to two or more Nonrecourse Debts of equal priority shall be allocated among such Nonrecourse Debts in proportion to the outstanding principal balances of such Nonrecourse Debts; (ii) the Carrying Value of a Company Asset subject to two or more Nonrecourse Debts of unequal priority shall be allocated to the Nonrecourse Debts of an inferior priority (in accordance with (i) above) only to the extent of the excess, if any, of the Carrying Value of the Company Asset over the aggregate outstanding balance of the Nonrecourse Debts of superior priority; and (iii) only the portion of a Company Asset's Carrying Value allocated to Nonrecourse Debts of the Company shall be used in computing the Minimum Gain.

         "Net Income and Net Loss": For any taxable period, (i) the gross income of the Company from all sources, other than any income or loss recognized with respect to a Terminating Capital Transaction during such period, as calculated for federal income tax purposes by the Company, plus (ii) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing gross income for federal income tax purposes, reduced by
(iii) Depreciation (as defined below), further reduced by (iv) all other items of expense or deduction that are allowable as deductions to the Company under the Code for such period but excluding any item of expense or deduction attributable either to Depreciation (as defined below) or to a Terminating Capital Transaction, as calculated for federal income tax purposes by the Company, and further reduced by (v) any expenditures of the Company described in section 705(a)(2)(b) of the Code or treated as expenditures described in section 705(a)(2)(b) of the Code pursuant to Regulations section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing taxable income. "Depreciation" means, for each taxable period, an amount equal to the depreciation, amortization, or other cost recovery deductions allowable with respect to Company Assets for such period for federal income tax purposes computed (using the same method used by the Company in computing depreciation, amortization, or other cost recovery deductions in preparing its federal income tax returns) as if the Adjusted Basis of such Company Assets were equal to their Carrying Values. All items of income, gain, loss, deduction, and credit recognized by the Company for federal income tax purposes and allocated to the Members in accordance with the provisions of Article IV shall be determined without regard to any election that may be made by the Company under Code section 754 except as expressly contemplated under Regulations section 1.704-1(b)(2)(iv)(m)(4); provided, however, that such allocations, once made, shall be adjusted as necessary to take into account those adjustments authorized under sections 734 and 743 of the Code.

         "Net Proceeds of a Capital Transaction":  As defined in Section 4.01.

         "Non-Managing Members" means the Class A Member and the Class B Member.

         "Nonrecourse Debt": Any liability that is considered nonrecourse for purposes of Regulations section 1.1001-2 (without regard to whether such liability is a recourse liability under Regulations section 1.752-1T(d)(2)) and any other liability for which the creditor's right to repayment is limited to one or more of the assets of the Company (within the meaning of Regulations section 1.752-1T(d)(3)(ii)(b)(4)(ii).

         "Nonrecourse Liability": Any Nonrecourse Debt (or portion thereof) for which no Member bears (or is deemed to bear) the economic risk of loss within the meaning of Regulations section 1.704-1T(b)(4)(iv)(k)(3).

         "Percentage Interest":  As defined in Section 4.01.

         "Person" means a natural person, partnership (whether general or limited), trust, estate, association, corporation, limited liability company, unincorporated organization, custodian, nominee or any other individual or entity in its own or any representative capacity.

         "Property" has the meaning ascribed thereto in Section 2.01.

         "Regulations": The regulations issued by the United States Department of the Treasury under the Code, as now in effect and as they may be amended from time to time, and any successor regulations.

         "704(c) Value": With respect to any property contributed to the Company by a Member, the fair market value of such property at the time of contribution as determined by the Managing Member using such reasonable method of valuation as it may adopt; provided, however, that the Managing Member shall, in its sole and absolute discretion, use such method as it deems reasonable and appropriate to allocate the aggregate of the 704(c) Values of properties contributed to the Company in a single or integrated transaction among each separate property on a basis proportional to its fair market value.

         "Terminating Capital Transaction": Any Capital Transaction involving all or substantially all of the then remaining Company Assets and/or any other transaction which will result in a dissolution of the Company.

         "Termination Date": December 31, 2096.

         "Unrealized Gain": As to any Company Asset, the Book Tax Gain, if any, that would be realized if such Company Asset were sold for its fair market value on the date of determination.

         "Unrealized Loss": As to any Company Asset, the Book Tax Loss, if any, that would be realized if such Company Asset were sold for its fair market value on the date of determination.


                                   ARTICLE XV
                                  MISCELLANEOUS

         SECTION 15.01. Severability. Each provision hereof is intended to be severable and the invalidity or illegality of any portion of this Agreement shall not affect the validity or legality of the remainder hereof.

         SECTION 15.02 Effect of Provisions Inconsistent with Act. It is the intention of the parties that any provision hereof that is inconsistent with the provisions of the Act be given effect to the maximum extent permitted under the Act.

         SECTION 15.03. Binding Effect. The terms and provisions of this Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of each of the Members.

         SECTION 15.04. Governing Law. The terms and provisions of this Agreement shall be construed under the laws of the State of Delaware and the Act as now adopted or as it may be hereafter amended shall govern the interpretation of this Agreement.

                           [SIGNATURE PAGE TO FOLLOW]

              IN WITNESS WHEREOF, the undersigned have caused this Operating Agreement to be duly executed on their behalf as of the date first written above.


                          MANAGING MEMBER:

                          VERNON ALF, L.L.C.



                          By:/s/ Edward B. Romanov, Jr.
                               Edward B. Romanov, Jr.
                               Member



                          CLASS A MEMBER:

                          ELDERTRUST OPERATING LIMITED PARTNERSHIP

                          By:      ELDERTRUST
                                   General Partner



                                   By:/s/ Edward B. Romanov, Jr.
                                       Edward B. Romanov, Jr.
                                       President



                          CLASS B MEMBER:

                          ELDERTRUST OPERATING LIMITED PARTNERSHIP

                          By:      ELDERTRUST
                                   General Partner



                                   By:/s/ Edward B. Romanov, Jr.
                                       Edward B. Romanov, Jr.
                                       President

                                   SCHEDULE A
                     To Operating Agreement of ET Sub-Vernon
                                  Court, L.L.C.


              NAMES, ADDRESSES AND CAPITAL CONTRIBUTIONS OF MEMBERS


                                                          AGREED VALUE OF
                                                        CAPITAL CONTRIBUTIONS

   MANAGING MEMBER:

   VERNON ALF, L.L.C.                                           $3,244.00
   101 East State Street
   Suite 101
   Kennett Square, Pennsylvania  19348



   CLASS A MEMBER

   ELDERTRUST OPERATING LIMITED PARTNERSHIP                   $291,972.00
   101 East State Street
   Suite 101
   Kennett Square, Pennsylvania  19348

   CLASS B MEMBER:

   ELDERTRUST OPERATING LIMITED PARTNERSHIP                    $29,197.00
   101 East State Street
   Suite 101
   Kennett Square, Pennsylvania  19348


                                                    TOTAL:   $324,413.00